Exhibit 99.01

OG&E and Oklahoma State University sign agreement to add wind power to support the university's sustainability efforts

OKLAHOMA CITY - OG&E and Oklahoma State University today jointly announced an agreement to provide wind power to the Stillwater campus.  If approved by the Oklahoma Corporation Commission, the 20-year agreement will provide wind power to help meet the current and future power generation needs of OSU.
OSU expects the new agreement using wind generation, coupled with other OG&E power sources, will provide the university significant options to optimize cost savings over the contract term. As a result of this agreement, OSU plans to phase out the university's existing 62-year-old on-campus cogeneration facility and construct a new more efficient boiler/chiller plant.
"We're excited about this project, and have enjoyed working with OSU officials to provide clean, renewable energy to the Stillwater campus," said Wayne Walker, Director of Business Development at OG&E. "We respect OSU's commitment to sustainability and we are pleased we can play a role as a responsive partner."
"As a land-grant university, we have an historic responsibility to lead the way when it comes to using our natural resources wisely and efficiently," said Burns Hargis, president of Oklahoma State University. "The signing of this agreement with OG&E is part of our overarching sustainability initiative aimed at saving money, reducing carbon emissions and improving efficiency."
Hargis said the agreement with OG&E complements the university's all-CNG campus/community bus fleet and its system-wide energy program that has saved $17.5 million system-wide. Part of those energy savings have supported academic and research pursuits.
"Natural gas and wind are two abundant natural resources in Oklahoma, and using them together to generate power for our Stillwater campus enables us to achieve a higher level of environmental stewardship while also supporting Oklahoma's all-important energy driven economy," Hargis said.
OG&E will contract with NextEra Energy to build a 60-megawatt wind farm near Blackwell, Okla., to support the OSU project. NextEra acquired the community wind development model project from OwnEnergy in November of this year.
An application requesting approval of the OSU agreement and the NextEra Energy contract was filed Dec. 1 with the Oklahoma Corporation Commission.
OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves more than 789,000 electric customers in Oklahoma and western Arkansas.
Oklahoma State University is a modern land-grant system of interdisciplinary programs that prepares students for success. OSU has more than 36,000 students across its five-campus system and more than 24,000 on its combined Stillwater and Tulsa campuses.